Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Hain Celestial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $.01 par value per share	Other	13,541,880(2)	$20.04(3)	$271,379,276	$110.20 per $1,000,000	$29,906.00

Total Offering Amounts					$271,379,276		$29,906.00

Total Fee Offsets							$0

Net Fee Due							$29,906.00

(1)

In accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

(2)	As described in the Explanatory Note in this Registration Statement, represents 9,200,000 New Shares and 4,341,880 Carryover Shares available for issuance under the Plan.

(3)

Estimated in accordance with the provisions of Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and calculated based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on The Nasdaq Stock Market LLC on November 10, 2022.